FOR IMMEDIATE RELEASE

Date:	January 22, 2013
Contacts:	Ken Taylor, EVP/CFO, or Kevin McPhaill, EVP/Chief Banking Officer
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS INCREASE IN ANNUAL NET INCOME

Porterville, CA – January 22, 2013 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its unaudited financial results for the quarter and the year ended December 31, 2012. Sierra Bancorp recognized net income of $8.185 million for the year in 2012, an improvement of $405,000, or 5%, relative to net income in 2011. The increase over the prior year is primarily the result of gains on the sale of investment securities, an increase in other non-interest income, lower non-interest expense, and an income tax benefit in 2012 relative to an income tax expense accrual in 2011. These favorable variances were partially offset by lower net interest income resulting from net interest margin compression and interest reversals on loans placed on non-accrual status, and a higher provision for loan losses. The Company’s return on average assets was 0.59% in 2012, unchanged from 2011. The Company’s return on average equity increased slightly, to 4.74% in 2012 from 4.73% in 2011, and diluted earnings per share also increased to $0.58 in 2012 from $0.55 in 2011. For the fourth quarter of 2012 Sierra Bancorp had net income of $2.098 million, an annualized return on average equity of 4.78%, and a return on average assets of 0.59%. Significant income statement changes for the fourth quarter of 2012 relative to the fourth quarter of 2011 include an increase in net gains on investments, a drop in non-interest expense, lower net interest income and a higher loan loss provision. Fourth quarter financial results incorporate the results of the Company’s recently-concluded regulatory exam.

Relatively strong loan growth pushed total assets to over $1.4 billion at December 31, 2012, an increase of $102 million, or 8%, relative to year-end 2011. Notable balance sheet changes during 2012 include the following: Gross loan balances increased by $122 million, or 16%, due mainly to growth in mortgage warehouse loans and agricultural loans; investment securities and fed funds sold declined by $26 million, or 7%, due to the fourth-quarter sale of investment securities which generated additional liquidity to help fund loan growth; core non-maturity deposits grew $100 million, or 14%; customer time deposits show a drop of $12 million, or 4%; and junior subordinated debentures remained the same, but other non-deposit borrowings increased by $8 million, or 23%. The Company’s allowance for loan and lease losses was 1.58% of total loans at December 31, 2012, a drop from the 2.28% ratio at the end of 2011 due to significant growth in total loans, combined with the fact that net loan charge-offs exceeded the loan loss provision by $3.410 million in 2012.

Nonperforming assets, including nonperforming loans and foreclosed assets, ended the year at $72.8 million, an increase of $1.4 million, or 2%, relative to year-end 2011. Nonperforming loans had been trending lower for much of the year, but increased in the fourth quarter of 2012 due to the addition of two large relationships totaling about $28 million. One of those relationships consists of a $7 million note which the Company is currently negotiating to sell, although no assurance can be provided that a sale will be consummated. The other relationship is comprised of cross-collateralized development loans and loans secured by income properties, which were current per the terms of the restructured loan agreements as of year-end and which, when viewed in aggregate, are adequately collateralized and guaranteed by a borrower with strong net worth. The relationship was downgraded and placed on non-accrual status to accelerate the reduction of principal, which could ultimately provide management with a higher degree of confidence that all principal and interest due on the loans will eventually be collected, although no assurance can be provided in that regard.

Sierra Bancorp Financial Results

January 22, 2013

“While challenges are still evident, this past year provided a great deal of positive momentum for the Bank,” commented James C. Holly, President and CEO. “From a financial standpoint, we experienced loan growth that far-outpaced initial projections, we saw continued expansion of core deposits and customer relationships, and for much of the year we were able to achieve significant progress with regard to nonperforming loans,” he explained. “Non-financial achievements in 2012 include the establishment of our Real Estate Industries Center to provide additional focus on mortgage warehouse loans and other specialized real estate lending, the relocation of our Clovis branch to a larger office in a better location, the system-wide installation of new ATM’s with upgraded functionality, the addition of a Sequoia mural beautifully blanketing the back wall of our corporate headquarters building, and the development and promotion of a ‘fun run’ charity event that took place on January 1, 2013 in the City of Visalia,” he added. “Looking forward, there are signs of economic improvement, and real estate values in our region appear to have stabilized. The fourth-quarter increase in nonperforming loans was certainly a setback, but one that can be overcome as we build on our momentum and continue to focus on returning to our status as a top-performing bank,” concluded Holly.

Financial Highlights

Net income increased by $557,000, or 36%, for the fourth quarter of 2012 relative to the fourth quarter of 2011, and as noted above was up by $405,000, or 5%, for the year in 2012 relative to 2011. Net interest income fell by $521,000, or 4%, for the comparative quarters, and dropped by $2.376 million, or 5%, for the year. The decline in the fourth quarter is the result of a 40 basis point drop in the Company’s net interest margin, partially offset by a $69 million increase in average interest-earning assets. For the comparative years, the reduced level of net interest income is due to a 36 basis point net interest margin decline partially offset by a $43 million increase in average interest-earning assets. All of the increase in average interest-earning assets for the fourth quarter came from loan growth, while the increase for the year was split between loans and investment securities. Negative factors impacting the Company’s net interest margin in 2012 include relatively strong growth in lower-yielding investment balances in the first half of the year (although that trend began to reverse in the second half), a shift from higher yielding loan categories to lower-yielding loan types, and lower loan yields across the board resulting from increased competition for quality loans. However, those negatives were partially offset by a relatively large increase in the average balance of non-interest bearing demand deposits, a shift in average interest-bearing deposit balances from higher-cost deposits into lower-cost deposit categories, and a drop in certain deposit rates due to a general lack of competitive pressures. Also impacting the variances in the Company’s net interest margin were interest reversals on loans placed on non-accrual, and interest recoveries resulting from the favorable resolution of loans that were removed from non-accrual status. The Company had net interest reversals of $424,000 in the fourth quarter of 2012 relative to net interest reversals of only $44,000 in the fourth quarter of 2011. For the year, the Company had net interest reversals of $276,000 in 2012 relative to net interest reversals of $189,000 in 2011.

The Company’s loan loss provision was increased by $1.200 million, or 50%, in the fourth quarter of 2012 relative to the fourth quarter of 2011, and reflects an increase of $2.210 million, or 18%, for the year in 2012 relative to 2011. During 2012, the provision has been utilized primarily to provide specific reserves for certain impaired loans.

Total non-interest income was up by $1.428 million, or 35%, for the comparative quarters, and by $3.134 million, or 21%, for the comparative years. A noteworthy increase among non-interest income categories came in investment gains, which increased by $1.310 million for the fourth quarter and by $1.472 million for the year due primarily to gains realized in the fourth quarter of 2012, subsequent to the sale of approximately $49 million in investment securities for liquidity purposes. The “other non-interest income” category increased by $77,000, or 6%, for the fourth quarter of 2012 relative to the fourth quarter of 2011, and reflects an increase of $1.485 million, or 30%, for the comparative years. The following constitute significant changes in that category: Costs associated with low-income housing tax credit investments and other limited partnership investments, which are accounted for as a reduction in income, were $93,000 lower in the fourth quarter and $489,000 lower for the year due mainly to non-recurring accrual adjustments; debit card interchange income increased by $82,000 for the quarter and $267,000 for the year; and, income on bank-owned life insurance (BOLI) was $216,000 lower for the quarterly comparison but $486,000 higher for the year. The fluctuation in BOLI income was due in large part to BOLI associated with deferred compensation plans, which reflects a net gain of only $18,000 in the fourth quarter of 2012 relative to a gain of $214,000 in the fourth quarter of 2011, and a net gain of $339,000 for the year in 2012 relative to a loss of $92,000 in 2011.

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Sierra Bancorp Financial Results

January 22, 2013

Total non-interest expense fell by $662,000, or 5%, in the fourth quarter of 2012 relative to the fourth quarter of 2011, and went down by $949,000, or 2%, for the comparative years. The largest component of non-interest expense, salaries and benefits, was substantially the same in 2012 as in 2011, although both years reflect the partial reversal of the Company’s bonus accrual to adjust for financial performance relative to internal targets. For the fourth quarter of 2012, that reversal reduced normal salaries expense by about $200,000. Annual salaries and benefits expense for 2012 also includes $188,000 in deferred compensation expense (related to deferred-compensation BOLI income), while the amount of deferred compensation expense for the fourth quarter of 2012 was immaterial. Occupancy expense reflects declines of $111,000, or 6%, for the fourth quarter of 2012 and $377,000, or 6%, for the year in 2012, due to lower costs resulting from the purchase of our headquarters office building in the fourth quarter of 2011 and a drop in depreciation expense on furniture and equipment.

Other non-interest expenses dropped by $521,000, or 8%, for the quarterly comparison and by $637,000, or 3%, for the comparative years. One difference within that category came in net expenses associated with foreclosed assets, which declined by $49,000 for the quarter and by $312,000 for the year. Those expenses, which factor in OREO write-downs, property taxes and other operating expenses, rental income, and gains/losses on the sale of OREO, totaled $2.503 million in the fourth quarter of 2012 relative to $2.552 million in the fourth quarter of 2011, and $4.914 million for the year in 2012 relative to $5.226 million in 2011. Directors deferred compensation is also included in other non-interest expenses, and reflects an expense offset of $13,000 in the fourth quarter of 2012 but an expense accrual totaling $187,000 for the year (related to deferred-compensation BOLI income).

The Company had an income tax benefit of $398,000 in the fourth quarter of 2012, relative to a tax benefit of $210,000 in the fourth quarter of 2011. For the year, we had a tax benefit of $344,000 in 2012 relative to income tax expense of $564,000 in 2011. The negative tax provision for 2012 is primarily the result of lower taxable income relative to the Company’s available tax credits. Tax credits include those associated with investments in low-income housing tax credit funds, as well as hiring tax credits. The fourth quarter of 2012 was further favorably impacted by the true-up of our deferred tax assets, and the income tax provision for the year in 2012 was also favorably affected by a $486,000 increase in tax-exempt BOLI income.

Balance sheet changes during the year ended December 31, 2012 include an increase in total assets of $102 million, or 8%, due to growth in loans. The $122 million net growth in gross loans during 2012 was funded in large part by core non-maturity deposits, which were up $100 million for the period. Other interest-bearing liabilities, comprised primarily of Federal Home Loan Bank borrowings, increased by $8 million during the same time frame. As noted previously, investment securities experienced growth during much of 2012, but ultimately reflect a net reduction for the year of $26 million, or 7%, due to the fourth quarter sale of approximately $49 million in balances that consisted primarily of mortgage-backed securities.

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Sierra Bancorp Financial Results

January 22, 2013

As noted, gross loan and lease balances increased by $122 million during 2012. Commercial loans grew by $156 million, or 147%, and agricultural production loans increased by $5 million, or 32%. Mortgage warehouse lines produced $142 million of the growth in commercial loans, with net growth of about $14 million in other commercial loan categories. Real-estate secured loan balances declined by $31 million, or 5%, during 2012, and consumer loans were down $7 million, or 20%. Total nonperforming loans fell by $3 million, or 5%, during 2012, but foreclosed assets increased by over $4 million, or 29%. As noted above, nonperforming loans would have experienced a significant reduction if not for the fourth quarter downgrade of two relationships totaling approximately $28 million. The Company’s ratio of nonperforming assets to loans plus foreclosed assets fell to 8.10% at December 31, 2012 from 9.25% at December 31, 2011, due to the increase in gross loan balances. All of the Company’s impaired loans and other assets are periodically reviewed, and are either well-reserved based on current loss expectations or are carried at the fair value of the underlying collateral, net of expected disposition costs. In addition to nonperforming assets, the Company had $19 million in loans classified as restructured troubled debt (TDR’s) that were included with performing loans as of December 31, 2012. Performing TDR’s reflect a reduction of over $17 million for the year, since approximately $18 million of the loans in the two large relationships placed on non-accrual status in the fourth quarter of 2012 were previously classified as Performing TDR’s.

The Company’s allowance for loan and lease losses was $13.9 million as of December 31, 2012, a decline of $3 million, or 20%, relative to year-end 2011 due to a relatively high level of loan charge-offs during the intervening period. Net loans charged off against the allowance totaled $2.532 million in the fourth quarter of 2012 and $17.620 million for the year in 2012. By comparison, net charge-offs were $15.855 million for the year in 2011. Loan charge-offs have remained at relatively high levels in 2012 due in large part to the write-down of certain impaired collateral-dependent loan balances against previously established specific reserves. Because of the decline in the overall allowance and the increase in total loans, the allowance fell to 1.58% of total loans at December 31, 2012 from 2.28% at December 31, 2011. Management’s detailed analysis indicates that the Company’s allowance for loan and lease losses should be sufficient to cover credit losses inherent in loan and lease balances outstanding as of December 31, 2012. However, no assurance can be given that the Company will not experience substantial future losses relative to the size of the allowance.

Total deposits increased by $88 million, or 8%, during 2012. Non-maturity deposits were up $100 million, or 14%, including increases of $53 million, or 18%, in non-interest bearing demand deposits, $25 million, or 10%, in interest-bearing transaction accounts, and $27 million, or 30%, in savings deposits. Those increases are due in part to aggressive deposit acquisition programs and an intensified focus on business relationships.

Total capital increased by $5 million, or 3%, during 2012, to $174 million at December 31, 2012. Risk-based capital ratios declined, however, as capital was leveraged for organic loan growth. At December 31, 2012, the Company’s Total Risk-Based Capital Ratio was 19.36%, its Tier One Risk-Based Capital Ratio was 18.11%, and its Tier One Leverage Ratio was 13.34%.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 36th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. The Company has over 400 employees and conducts business through 25 branch offices, an online branch, a real estate industries center, an agricultural credit center, and an SBA center.

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Sierra Bancorp Financial Results

January 22, 2013

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recent Form 10-K and Form 10-Q.

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Sierra Bancorp Financial Results

January 22, 2013

CONSOLIDATED INCOME STATEMENT	3-Month Period Ended:			Year Ended:
(in $000's, unaudited)	12/31/2012	12/31/2011	% Change	12/31/2012	12/31/2011	% Change
Interest Income	$13,389	$14,304	-6.4%	$54,902	$58,614	-6.3%
Interest Expense	973	1,367	-28.8%	4,321	5,657	-23.6%
Net Interest Income	12,416	12,937	-4.0%	50,581	52,957	-4.5%

Provision for Loan & Lease Losses	3,600	2,400	50.0%	14,210	12,000	18.4%
Net Int after Provision	8,816	10,537	-16.3%	36,371	40,957	-11.2%

Service Charges	2,446	2,403	1.8%	9,676	9,543	1.4%
Loan Sale Income	44	46	-4.3%	183	139	31.7%
Other Non-Interest Income	1,431	1,354	5.7%	6,505	5,020	29.6%
Gain (Loss) on Investments	1,600	290	451.7%	1,762	290	507.6%
Total Non-Interest Income	5,521	4,093	34.9%	18,126	14,992	20.9%

Salaries & Benefits	4,879	4,909	-0.6%	20,734	20,669	0.3%
Occupancy Expense	1,660	1,771	-6.3%	6,381	6,758	-5.6%
Other Non-Interest Expenses	6,098	6,619	-7.9%	19,541	20,178	-3.2%
Total Non-Interest Expense	12,637	13,299	-5.0%	46,656	47,605	-2.0%

Income Before Taxes	1,700	1,331	27.7%	7,841	8,344	-6.0%
Provision for Income Taxes	(398)	(210)	89.5%	(344)	564	-161.0%
Net Income	$2,098	$1,541	36.1%	$8,185	$7,780	5.2%

TAX DATA
Tax-Exempt Muni Income	$651	$681	-4.4%	$2,703	$2,834	-4.6%
Tax-Exempt BOLI Income	$285	$501	-43.1%	$1,420	$934	52.0%
Interest Income - Fully Tax Equiv	$13,724	$14,655	-6.4%	$56,294	$60,074	-6.3%

NET CHARGE-OFFS (RECOVERIES)	$2,532	$5,609	-54.9%	$17,620	$15,855	11.1%

PER SHARE DATA	3-Month Period Ended:			Year Ended:
(unaudited)	12/31/2012	12/31/2011	% Change	12/31/2012	12/31/2011	% Change
Basic Earnings per Share	$0.15	$0.11	36.4%	$0.58	$0.55	5.5%
Diluted Earnings per Share	$0.15	$0.11	36.4%	$0.58	$0.55	5.5%
Common Dividends	$0.06	$0.06	0.0%	$0.24	$0.24	0.0%

Wtd. Avg. Shares Outstanding	14,106,560	14,099,238		14,103,805	14,036,667
Wtd. Avg. Diluted Shares	14,145,559	14,112,310		14,120,313	14,085,201

Book Value per Basic Share (EOP)	$12.33	$11.95	3.2%	$12.33	$11.95	3.2%
Tangible Book Value per Share (EOP)	$11.93	$11.56	3.2%	$11.93	$11.56	3.2%

Common Shares Outstanding (EOP)	14,106,959	14,101,609		14,106,959	14,101,609

KEY FINANCIAL RATIOS	3-Month Period Ended:			Year Ended:
(unaudited)	12/31/2012	12/31/2011		12/31/2012	12/31/2011
Return on Average Equity	4.78%	3.67%		4.74%	4.73%
Return on Average Assets	0.59%	0.46%		0.59%	0.59%
Net Interest Margin (Tax-Equiv.)	4.02%	4.42%		4.22%	4.58%
Efficiency Ratio (Tax-Equiv.)	74.07%	77.02%		66.81%	67.83%
Net C/O's to Avg Loans (not annualized)	0.30%	0.75%		2.23%	2.06%

AVERAGE BALANCES	3-Month Period Ended:			Year Ended:
(in $000's, unaudited)	12/31/2012	12/31/2011	% Change	12/31/2012	12/31/2011	% Change
Average Assets	$1,413,241	$1,333,355	6.0%	$1,380,311	$1,329,550	3.8%
Average Interest-Earning Assets	$1,260,749	$1,191,991	5.8%	$1,230,845	$1,188,082	3.6%
Avg Loans & Leases (net of def fees)	$830,847	$752,796	10.4%	$789,333	$767,901	2.8%
Average Deposits	$1,155,869	$1,082,217	6.8%	$1,132,491	$1,094,358	3.5%
Average Equity	$174,605	$166,596	4.8%	$172,699	$164,508	5.0%

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Sierra Bancorp Financial Results

January 22, 2013

STATEMENT OF CONDITION	End of Period:
(in $000's, unaudited)	12/31/2012	12/31/2011	$ Change	% Change
ASSETS
Cash and Due from Banks	$61,818	$63,036	$(1,218)	-1.9%
Securities and Fed Funds Sold	380,188	406,471	(26,283)	-6.5%
Loans Held for Sale	210	1,354	(1,144)	-84.5%

Agricultural Loans	22,482	17,078	5,404	31.6%
Comm'l & Industrial Loans & Leases	262,129	106,151	155,978	146.9%
Real Estate Loans	545,789	577,232	(31,443)	-5.4%
SBA Loans	20,523	21,006	(483)	-2.3%
Consumer Loans	28,872	36,124	(7,252)	-20.1%
Gross Loans & Leases	879,795	757,591	122,204	16.1%
Deferred Loan Fees	1,156	621	535	86.2%
Loans & Leases Net of Deferred Fees	880,951	758,212	122,739	16.2%
Allowance for Loan & Lease Losses	(13,873)	(17,283)	3,410	-19.7%
Net Loans & Leases	867,078	740,929	126,149	17.0%

Bank Premises & Equipment	21,830	20,721	1,109	5.4%
Other Assets	106,779	102,894	3,885	3.8%
Total Assets	$1,437,903	$1,335,405	$102,498	7.7%

LIABILITIES & CAPITAL
Non-Interest Demand Deposits	$352,597	$300,045	$52,552	17.5%
Int-Bearing Transaction Accounts	281,426	255,932	25,494	10.0%
Savings Deposits	118,547	91,376	27,171	29.7%
Money Market Deposits	71,222	76,396	(5,174)	-6.8%
Customer Time Deposits	335,242	347,519	(12,277)	-3.5%
Wholesale Brokered Deposits	15,000	15,000	-	0.0%
Total Deposits	1,174,034	1,086,268	87,766	8.1%

Junior Subordinated Debentures	30,928	30,928	-	0.0%
Other Interest-Bearing Liabilities	43,069	35,157	7,912	22.5%
Total Deposits & Interest-Bearing Liab.	1,248,031	1,152,353	95,678	8.3%

Other Liabilities	15,980	14,488	1,492	10.3%
Total Capital	173,892	168,564	5,328	3.2%
Total Liabilities & Capital	$1,437,903	$1,335,405	$102,498	7.7%

CREDIT QUALITY DATA	End of Period:
(in $000's, unaudited)	12/31/2012	12/31/2011	$ Change	% Change
Non-Accruing Loans	$53,094	$56,110	$(3,016)	-5.4%
Foreclosed Assets	19,754	15,364	4,390	28.6%
Total Nonperforming Assets	$72,848	$71,474	$1,374	1.9%

Performing TDR's (not incl. in NPA's)	$18,652	$36,058	$(17,406)	-48.3%

Non-Perf Loans to Gross Loans	6.03%	7.41%
NPA's to Loans plus Foreclosed Assets	8.10%	9.25%
Allowance for Ln Losses to Loans	1.58%	2.28%

OTHER PERIOD-END STATISTICS	End of Period:
(unaudited)	12/31/2012	12/31/2011
Shareholders Equity / Total Assets	12.1%	12.6%
Loans / Deposits	74.9%	69.7%
Non-Interest Bearing Dep. / Total Dep.	30.0%	27.6%

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